As filed with the Securities and Exchange Commission on January 3, 2014

Registration No. 333-181520

Registration No. 333-83410

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Post-effective Amendment to Form S-8 Registration Statement No. 333-181520

Post-effective Amendment to Form S-8 Registration Statement No. 333-83410

StellarOne Corporation

(Exact name of registrant as specified in its charter)

Virginia	54-1829288
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

590 Peter Jefferson Parkway, Suite 250

Charlottesville, Virginia 22911

(434) 964-2211

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

StellarOne Corporation Stock Incentive Plan

StellarOne Corporation Stock and Incentive Compensation Plan

(Full titles of plans)

Robert M. Gorman

Executive Vice President and Chief Financial Officer

Union First Market Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

(804) 633-5031

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-181520 registering 1,000,000 shares of StellarOne Corporation common stock in connection with the StellarOne Corporation Stock and Incentive Compensation Plan; and

•	Registration Statement No. 333-83410 registering 750,000 shares of StellarOne Corporation common stock in connection with the StellarOne Corporation (formerly Virginia Financial Group, Inc.) Stock Incentive Plan.

On January 1, 2014, pursuant to the Agreement and Plan of Reorganization, dated as of June 9, 2013, between Union First Market Bankshares Corporation (“Union”) and StellarOne Corporation (“StellarOne”), and a related Plan of Merger, StellarOne merged with and into Union (the “Merger”). As a result of the Merger, StellarOne ceased to exist as of January 1, 2014.

Upon the completion of the Merger, each outstanding share of StellarOne common stock was converted into the right to receive 0.9739 shares of Union common stock. Shares of StellarOne common stock are no longer quoted on the NASDAQ Stock Market.

As a result of the Merger, StellarOne has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by StellarOne in the Registration Statements to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statements that remain unsold at the termination of the offering, Union (as successor to StellarOne) hereby terminates the effectiveness of the Registration Statements and deregisters any and all shares of StellarOne common stock originally reserved for issuance under the plans covered by the Registration Statements and registered under the Registration Statements, which remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to StellarOne Corporation) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on this 3rd day of January, 2014.

UNION FIRST MARKET BANKSHARES CORPORATION (as successor to StellarOne Corporation)

By:	/s/ Robert M. Gorman
Robert M. Gorman Executive Vice President and Chief Financial Officer

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